Exhibit A

THE GLENMEDE PORTFOLIOS

SECRETARY’S CERTIFICATION

The undersigned, Joshua M. Lindauer, being the duly elected and acting Secretary of The Glenmede Portfolios, a business trust organized under the laws of the Commonwealth of Massachusetts (hereafter referred to as the “Trust”), hereby certifies that the following is a true and correct copy of resolutions duly adopted by the Board of Trustees of the Trust at a meeting of the Board on December 4, 2025, and that said resolutions are still in full force and effect:

RESOLVED, that the Board hereby approves the termination of the Glenmede Portfolio Trust, pursuant to Article VII, Section 7.1 of the Amended and Restated Master Trust Agreement, dated September 10, 2015, effective as of the date determined by the appropriate officers of the Trust; and it is

FURTHER RESOLVED, that the officers of the Trust are each hereby authorized to prepare and file a Termination of Trust with the Commonwealth of Massachusetts with respect to the termination of the Trust; and it is

FURTHER RESOLVED, that the President and the Treasurer of the Trust are each hereby authorized to prepare and file a Form N-8F, Application for Deregistration of Certain Registered Investment Companies, with the Securities and Exchange Commission (the “SEC”) for the Trust; and it is

FURTHER RESOLVED, that the appropriate officer or officers of the Trust hereby are authorized and directed to take such actions and execute any and all documents needed to complete the requisite filings relating to the termination of the Trust and the filing of any other applications and documents with the SEC, state authorities, Internal Revenue Service, and such other agencies as shall be recommended by the independent registered public accounting firm and counsel for the Trust; and it is

FURTHER RESOLVED, that the appropriate officer or officers of the Trust be, and each hereby is, authorized to execute such documents and take such actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of such documents or taking of such actions to be conclusive evidence of the Board’s approval, and the prior execution of documents or taking of any such actions related to the foregoing resolution are hereby ratified and approved.

/s/ Joshua M. Lindauer
Joshua M. Lindauer
Secretary